EXHIBIT 99.1

***FOR IMMEDIATE RELEASE***

FOR: ZIONS BANCORPORATION	Contact: Clark Hinckley
One South Main Street	Tel: (801) 524-4787
Salt Lake City, Utah	September 11, 2008
Harris H. Simmons
Chairman/Chief Executive Officer

ZIONS BANCORPORATION SUCCESSFULLY ISSUES
$250 MILLION OF COMMON STOCK

SALT LAKE CITY, September 11 – Zions Bancorporation (Nasdaq: ZION) announced today that it has successfully issued $250 million of new common stock. Zions issued 7,194,079 shares at an average price of $34.75 per share. The registered sales took place through the previously announced ATM Equity OfferingSM Sales Agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated.

"We are pleased to have been able to issue these shares at a price significantly higher than the average daily closing price of $30.91 for the week prior to announcing this issuance," said chairman and CEO Harris Simmons. "We believe this successful transaction is unique among regional banks in the current market environment."

Zions Bancorporation is one of the nation's premier financial services companies, consisting of a collection of great banks in select high growth markets. Zions operates its banking businesses under local management teams and community identities through approximately 500 offices in 10 Western and Southwestern states: Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah and Washington. The company is a national leader in Small Business Administration lending and public finance advisory services. In addition, Zions is included in the S&P 500 and NASDAQ Financial 100 indices. Investor information and links to subsidiary banks can be accessed at http://www.zionsbancorporation.com.

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